Exhibit 10.5

EMPLOYEE MATTERS AGREEMENT

by and between

POTLATCH CORPORATION

and

CLEARWATER PAPER CORPORATION

Dated as of December 15, 2008

i

1.42 Other Post-Retirement Benefits (OPEB) Program	7
1.43 Outsource	7
1.44 Participating Company	7
1.45 Party or Parties	7
1.46 PBGC	7
1.47 Pension Plans	7
1.48 Performance Shares	7
1.49 Person	8
1.50 Plan	8
1.51 Potlatch	8
1.52 Potlatch Common Stock	8
1.53 Potlatch Employee	8
1.54 Potlatch Group	8
1.55 Potlatch Post-Distribution Stock Value	8
1.56 Potlatch Pre-Distribution Stock Value	8
1.57 Potlatch Ratio	8
1.58 Potlatch Terminated Employee	9
1.59 Premium Plan	9
1.60 Pulp-Based Business	9
1.61 QDRO	9
1.62 QMCSO	9
1.63 Record Date	9
1.64 Restricted Stock Units	9
1.65 RetainCo	9
1.66 Retained Business	10
1.67 Retirement Plans	10
1.68 Salaried Severance Plan	10
1.69 Savings Plans	10
1.70 SEC	10
1.71 Separation	10
1.72 Separation Agreement	10
1.73 Stock Incentive Plan	10
1.74 Subsidiary	10
1.75 Supplemental Benefit Plan	11
1.76 Time Off Policies	11
1.77 Transfer Amount	11
1.78 Transfer Date	11
1.79 Transition Services Agreement	11
1.80 Unemployment Insurance Program	11
1.81 Valuation Date	11
1.82 Wood Products Mills	11

ARTICLE II GENERAL PRINCIPLES	13
2.1 Assumption of Liabilities	13
2.2 Establishment of Plans	13
2.3 Parties Under Certain Obligations to Maintain Plans	14
2.4 Participation in Other Party’s Plans.	14

2.5 Terms of Participation.	15

ARTICLE III DEFINED BENEFIT PENSION PLANS	17
3.1 Establishment of Potlatch Pension Plans and Master Trust.	17
3.2 Assumption of Liabilities and Transfer of Trust Assets.	17
3.3 No Distributions to Potlatch Employees	18

ARTICLE IV DEFINED CONTRIBUTION PLANS	19
4.1 Establishment of Potlatch Savings Plans and Master Trust.	19

ARTICLE V NON-QUALIFIED AND SUPPLEMENTAL PLANS	21
5.1 Supplemental Benefit Plans.	21
5.2 Deferred Compensation Plans.	21

ARTICLE VI EQUITY AND OTHER MANAGEMENT COMPENSATION	23
6.1 Incentive Pay Plans	23
6.2 Clearwater Stock Incentive Plan	23
6.3 Potlatch Options	23
6.4 Potlatch Restricted Stock Units	24
6.5 Potlatch Performance Shares	24
6.6 Severance Plans	25
6.7 Deferred Payment Contracts and Severance Contracts	25

ARTICLE VII HEALTH AND WELFARE PLANS	26
7.1 Establishment of Potlatch Health and Welfare Plans.	26
7.2 Insured Health and Welfare Benefits	26
7.3 Self-Insured Health and Welfare Benefits	26
7.4 Disability Plans	27
7.5 Outsourcing of Claims	27
7.6 Post-Distribution Transitional Arrangements.	27
7.7 Vendor Arrangements	28
7.8 Business Travel Accident Insurance	28
7.9 Flexible Benefits Plans	28
7.10 COBRA	28
7.11 Other Post-Retirement Benefits (OPEB) Programs	29

ARTICLE VIII FRINGE AND OTHER BENEFITS	30
8.1 Employee Assistance Program	30
8.2 Educational Assistance Program.	30
8.3 Other Benefits	30

ARTICLE IX TRANSITION ADMINISTRATIVE PROVISIONS	31
9.1 Transition Services Agreement	31
9.2 Payment of Liabilities, Plan Expenses and Related Matters	31
9.3 Sharing of Participant Information	31
9.4 Reporting and Disclosure Communications to Participants	31
9.5 Audits Regarding Vendor Contracts	32

9.6 Beneficiary Designations	32
9.7 Requests for IRS, PBGC and DOL Opinions	32
9.8 Fiduciary Matters	32
9.9 Consent of Third Parties	32
9.10 Tax Cooperation	32

ARTICLE X EMPLOYMENT-RELATED MATTERS	34
10.1 Terms of Employment	34
10.2 Non-Solicitation of Employees	34
10.3 Confidentiality and Proprietary Information	34
10.4 Time Off Policies	34
10.5 Payroll Systems.	35
10.6 Personnel and Pay Records	35
10.7 Unemployment Insurance Program.	35
10.8 Non-Termination of Employment	36
10.9 Leave of Absence Programs and FMLA.	36
10.10 Employment Litigation	36
10.11 Workers’ Compensation	37

ARTICLE XI LABOR AGREEMENTS	38

ARTICLE XII GENERAL PROVISIONS	39
12.1 Relationship of Parties	39
12.2 Incorporation of Separation Agreement Provisions	39
12.3 Conflict	39
12.4 Entire Agreement	39
12.5 Choice of Law and Forum	39
12.6 Amendment	39
12.7 Waiver	39
12.8 Partial Invalidity	40
12.9 Execution in Counterparts	40
12.10 Successors and Assigns	40
12.11 No Third Party Beneficiaries	40
12.12 Notices	40
12.13 Performance	41
12.14 Force Majeure	41
12.15 No Public Announcement	41
12.16 Termination	41

v

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made as of December 15, 2008, by and between Potlatch Corporation, a Delaware corporation, and Clearwater Paper Corporation, a Delaware corporation (formerly named Potlatch Forest Products Corporation) (each a “Party” and together, the “Parties”). Capitalized terms used herein (other than the formal names of Plans (as defined below) and related trusts) and not otherwise defined, shall have the respective meanings assigned to them in Article I hereof.

RECITALS

WHEREAS, Potlatch and Clearwater have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), in order to, among other things, separate the Retained Business from the Pulp-Based Business (the “Separation”); and

WHEREAS, in furtherance of the Separation, Potlatch and Clearwater have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit Plans, and certain employment matters.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Wherever used in this Agreement, the following terms shall have the meanings indicated below, unless a different meaning is plainly required by the context. The singular shall include the plural, unless the context indicates otherwise. Headings of sections are used for convenience of reference only, and in case of conflict, the text of this Agreement, rather than such headings, shall control.

1.1 Action. “Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any Governmental Entity or any arbitration tribunal, domestic or foreign.

1.2 Affiliate. “Affiliate” means, as defined in the Separation Agreement, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After the Distribution, Potlatch and Clearwater shall not be deemed to be under common control for purposes hereof due solely to the fact that Potlatch and Clearwater may have common stockholders.

1.3 Agreement. “Agreement” means this Employee Matters Agreement, including all the Addendums, Schedules and Exhibits hereto, and all amendments made hereto from time to time.

1.4 Administrative Service Organization Contracts or ASO Contracts. “Administrative Service Organization Contracts” or “ASO Contracts” is defined in Section 7.7(a) and the Schedule 7.7(a).

1.5 Assignment Agreement. “Assignment Agreement” means the Transfer and Assumption Agreement, effective as of the date immediately prior to the Distribution Date, by and among Potlatch, RetainCo, and Clearwater.

1.6 Clearwater. “Clearwater” means Clearwater Paper Corporation, a Delaware corporation, formerly named Potlatch Forest Products Corporation. In all such instances in which Clearwater is referred to in this Agreement, it shall also be deemed to include a reference to each member of the Clearwater Group, unless the context specifically requires otherwise; Clearwater shall be solely responsible to Potlatch for ensuring that each member of the Clearwater Group complies with the applicable terms of this Agreement.

1.7 Clearwater Common Stock. “Clearwater Common Stock” means, as defined in the Separation Agreement, Clearwater common stock, par value $0.0001 per share.

1.8 Clearwater Employee. “Clearwater Employee” means an individual who is: (a) either actively employed primarily in connection with, or on leave of absence from, the Pulp-Based Business immediately prior to the Distribution Date; (b) a Clearwater Terminated Employee; (c) an employee or a member of a group of employees designated as Clearwater Employees (as of the specified date(s)) by Potlatch and Clearwater by mutual written agreement; or (d) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary (as such term is defined under COBRA), in each case, of an employee or former employee described in any of Sections 1.8(a) through (c) with respect to that employee’s or former employee’s benefit under the applicable Plan(s) (unless specified otherwise in this Agreement, such an alternate payee, alternate recipient, beneficiary, covered dependent, or qualified beneficiary shall not otherwise be considered a Clearwater Employee with respect to any benefits he or she accrues or accrued under any applicable Plan(s), unless he or she is a Clearwater Employee by virtue of any of Sections 1.8(a) through (c)).

1.9 Clearwater Group. “Clearwater Group” means, as defined in the Separation Agreement, Clearwater, its Subsidiaries and Affiliates (other than RetainCo), and any Subsidiaries or Affiliates of Clearwater formed or acquired after the Distribution Date.

1.10 Clearwater Ratio. “Clearwater Ratio” means the ratio determined by dividing the Clearwater Stock Value by the Potlatch Pre-Distribution Stock Value.

1.11 Clearwater Stock Value. “Clearwater Stock Value” means the average per-share trading price of Clearwater Common Stock as quoted on the New York Stock Exchange (“NYSE”) during the first four (4) hours of “regular way” trading in Clearwater Common Stock after the Distribution.

1.12 Clearwater Terminated Employee. “Clearwater Terminated Employee” means an individual who was employed primarily in connection with the Pulp-Based Business or a discontinued business specified or described on Schedule 2B or Schedule 19 to the Assignment Agreement and who terminated employment from the Pulp-Based Business or such discontinued business on or before the Distribution Date; provided, however, that to the extent a former employee has not been, or cannot be, allocated in accordance with such Schedule, then such former employee shall be deemed a Potlatch Terminated Employee. Notwithstanding the foregoing, “Clearwater Terminated Employee” shall not, unless otherwise expressly provided to the contrary in this Agreement, include an individual who is a Potlatch Employee on the Distribution Date.

1.13 COBRA. “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.14 Code. “Code” means, as defined in the Separation Agreement, the Internal Revenue Code of 1986, as amended.

1.15 Contract. “Contract” means, as defined in the Separation Agreement, any agreement, license, contract, obligation, indenture, instrument, lease, promise, arrangement,

release, warranty, commitment or undertaking (whether written or oral and whether express or implied).

1.16 Director Deferred Compensation Plan. “Director Deferred Compensation Plan,” when immediately preceded by “Potlatch,” means the Potlatch Corporation Deferred Compensation Plan for Directors II. When immediately preceded by “Clearwater,” “Director Deferred Compensation Plan” means the deferred compensation plan to be established by Clearwater pursuant to Sections 2.2 and 5.2 that corresponds to the Potlatch Corporation Deferred Compensation Plan for Directors II.

1.17 Disability Plans. “Disability Plans,” when immediately preceded by “Clearwater,” means the Clearwater short-term and long-term disability plans (including, where an employee works in a state that offers a statutory state disability plan, any alternative voluntary state disability plan provided by Clearwater). When immediately preceded by “Potlatch,” “Disability Plans” means the short-term and long-term disability plans to be established or provided by Potlatch pursuant to Section 2.2 and Article VII that correspond to the Clearwater Disability Plans.

1.18 Distribution. “Distribution” means, as defined in the Separation Agreement, the distribution on a pro rata basis to the holders of Potlatch’s Common Stock, without any consideration being paid by such holders, all of the outstanding shares of Clearwater Common Stock then owned by Potlatch.

1.19 Distribution Date. “Distribution Date” means, as defined in the Separation Agreement, the date determined by the Board of Directors of Potlatch as the date on which the Clearwater Common Stock is payable to holders of Potlatch Common Stock as of the Record Date.

1.20 DOL. “DOL” means the United States Department of Labor.

1.21 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.22 Executive Severance Plan. “Executive Severance Plan,” when immediately preceded by “Clearwater,” means the Potlatch Forest Products Corporation Severance Program for Executive Employees, an ERISA severance program, to be retained by Clearwater. When immediately preceded by “Potlatch,” “Executive Severance Plan” means the severance program for eligible executives to be established by Potlatch pursuant to Sections 2.2 and 6.6(a).

1.23 Facilities. “Facilities” means, as defined in the Separation Agreement, each of the following mills and facilities:

(a) (i) sawmill, (ii) pulp and paperboard mill and (iii) tissue mill and tissue converting facility at Lewiston, Idaho;

(b) pulp and paperboard mill at Cypress Bend, Arkansas;

(c) tissue mill and converting facility in North Las Vegas, Nevada; and

(d) tissue converting facility in Elwood, Illinois.

1.24 Flexible Benefits Plan. “Flexible Benefits Plan,” when immediately preceded by “Clearwater,” means the Clearwater Plan established pursuant to Code Section 125 for eligible employees to make pre-tax contributions to flexible spending accounts. When immediately preceded by “Potlatch,” “Flexible Benefits Plan” means the Plan to be established by Potlatch for eligible employees to make pre-tax contributions to flexible spending accounts pursuant to Section 2.2 and Article VII that corresponds to the respective Clearwater Flexible Benefits Plan.

1.25 FMLA. “FMLA” means the Family and Medical Leave Act of 1993, as amended from time to time.

1.26 Fringe Benefits. “Fringe Benefits,” when immediately preceded by “Clearwater,” means the Clearwater employee assistance program, the educational assistance program and other fringe benefits, plans, programs and arrangements sponsored and maintained by Clearwater (as set forth in Article VIII and Schedule 8.3). When immediately preceded by “Potlatch,” “Fringe Benefits” means the fringe benefits, plans, programs and arrangements to be established by Potlatch pursuant to Section 2.2 and Article VIII that correspond to the respective Clearwater Fringe Benefits.

1.27 Frozen Supplemental Plan. “Frozen Supplemental Plan” is defined in Section 5.1(a).

1.28 Governmental Entity. “Governmental Entity” means, as defined in the Separation Agreement, any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and any official thereof.

1.29 Group Insurance Policies. “Group Insurance Policies” is defined in Section 7.7(b) and Schedule 7.7(b).

1.30 HCFA. “HCFA” means the United States Health Care Financing Administration.

1.31 Health and Welfare Plans. “Health and Welfare Plans,” when immediately preceded by “Clearwater,” means the Clearwater Health Plans, the Clearwater Flexible Benefit Plans, the Clearwater Premium Plan, the Clearwater Disability Plans and the other health and welfare plans listed on Schedule 1.31 established and maintained by Clearwater for the benefit of employees and retirees of the Clearwater Group, and such other welfare plans or programs as may apply to such employees and retirees as of the Distribution Date. When immediately preceded by “Potlatch,” “Health and Welfare Plans” means the Potlatch Health Plans, the Potlatch Flexible Benefit Plans, the Potlatch Premium Plan, the Potlatch Disability Plans and the other health and welfare Plans to be established by Potlatch pursuant to Section 2.2 and Article VII that correspond to the respective Clearwater Health and Welfare Plans.

1.32 Health Plans. “Health Plans,” when immediately preceded by “Clearwater,” means the Plans designated as Health Plans on Schedule 1.31, and any similar or successor Plans. When immediately preceded by “Potlatch,” “Health Plans” means the Plans providing health coverage and benefits to be established by Potlatch pursuant to Section 2.2 and Article VII that correspond to the respective Clearwater Health Plans.

1.33 Incentive Pay Plan. “Incentive Pay Plan,” when immediately preceded by “Potlatch,” means either the Potlatch Corporation Management Performance Award Plan II or the Potlatch Corporation Annual Incentive Plan, whichever is in effect as of the Distribution Date. When immediately preceded by “Clearwater,” “Incentive Pay Plan” means the incentive pay plan to be established by Clearwater pursuant to Sections 2.2 and 6.1 that corresponds to the Potlatch Incentive Pay Plan.

1.34 IRS. “IRS” means, as defined in the Separation Agreement, the Internal Revenue Service and any successor agency.

1.35 Labor Agreements. “Labor Agreements” means the collective bargaining agreements set forth on Schedule 1.35.

1.36 Law. “Law” means, as defined in the Separation Agreement, any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, consent decree, requirement or rule of law (including common law and in equity).

1.37 Leave of Absence Programs. “Leave of Absence Programs,” when immediately preceded by “Clearwater,” means the personal, medical, military and FMLA leave offered from time to time under the personnel policies and practices of Clearwater. When immediately preceded by “Potlatch,” “Leave of Absence Programs” means the leave of absence programs to be established by Potlatch pursuant to Sections 2.2 and 10.9 that correspond to the respective Clearwater Leave of Absence Programs.

1.38 Liability or Liabilities. “Liability” or “Liabilities” means, as defined in the Separation Agreement, any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any Law, Action or threatened Action, or any award of any arbitrator of any kind, and those arising under any Contract.

1.39 Management Deferred Compensation Plan. “Management Deferred Compensation Plan,” when immediately preceded by “Potlatch,” means the Potlatch Corporation Management Deferred Compensation Plan. When immediately preceded by “Clearwater,” “Management Deferred Compensation Plan” means the deferred compensation plan to be established by Clearwater pursuant to Sections 2.2 and 5.2 that corresponds to the Potlatch Corporation Management Deferred Compensation Plan.

1.40 Material Feature. “Material Feature” means any feature of a Plan that would reasonably be expected to be of material importance to the sponsoring employer or the participants (or their dependents or beneficiaries) (in the aggregate) of that Plan, which could include, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided under such Plan and the amount or level of contributions, if any, required to be made by participants (or their dependents or beneficiaries) to such Plan.

1.41 Option. “Option,” when immediately preceded by “Potlatch,” means an option to purchase Potlatch Common Stock pursuant to a Stock Incentive Plan. When immediately preceded by “Clearwater,” “Option” means an option to purchase Clearwater Common Stock pursuant to a Stock Incentive Plan.

1.42 Other Post-Retirement Benefits (OPEB) Program. “Other Post-Retirement Benefits (OPEB) Program,” when immediately preceded by “Clearwater,” means the health and life insurance programs that permit certain retirees and former employees of the Clearwater Group, and their eligible spouses and dependents to continue to receive coverage and benefits under certain Clearwater Health and Welfare Plans for a designated period of time. When immediately preceded by “Potlatch,” “Other Post-Retirement Benefits (OPEB) Programs” means such continuation programs to be established by Potlatch pursuant to Sections 2.2 and 7.11 that correspond to the Clearwater Other Post-Retirement Benefits (OPEB) Programs.

1.43 Outsource. “Outsource” is defined in Section 7.5.

1.44 Participating Company. “Participating Company” means any Person (other than an individual) whose employees participate in a Plan, other than the Plan sponsor.

1.45 Party or Parties. “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

1.46 PBGC. “PBGC” means the Pension Benefit Guaranty Corporation.

1.47 Pension Plans. “Pension Plans,” when immediately preceded by “Clearwater,” means the Potlatch Forest Products Corporation Salaried Employees’ Retirement Plan (the “Salaried Pension Plan”), the Potlatch Forest Products Corporation Retirement Plan for Hourly Non-Represented Employees of the Idaho Operations of the Wood Products Division (the “Hourly Non-Represented Pension Plan”), and the Potlatch Forest Products Corporation Hourly Employees’ Retirement Plan (the “Hourly Represented Pension Plan”). When immediately preceded by “Potlatch,” “Pension Plans” means the defined benefit plans to be established pursuant to Section 2.2 and Article III.

1.48 Performance Shares. “Performance Shares” means, when preceded by “Potlatch,” awards denominated in shares of Potlatch Common Stock pursuant to which the holder can earn, in whole or in part, the right to receive a specified number of shares of Potlatch Common Stock based upon attainment of performance objectives, pursuant to a Potlatch Stock Incentive Plan. When preceded by “Clearwater,” “Performance Shares” means awards denominated in shares of Clearwater Common Stock pursuant to which the holder can earn, in whole or in part, the right to receive a specified number of shares of Clearwater Common Stock based upon attainment of performance objectives, pursuant to a Clearwater Stock Incentive Plan.

1.49 Person. “Person” means, as defined in the Separation Agreement, any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

1.50 Plan. “Plan” means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees or directors of Potlatch or Clearwater.

1.51 Potlatch. “Potlatch” means Potlatch Corporation, a Delaware corporation. In all such instances in which Potlatch is referred to in this Agreement, it shall also be deemed to include a reference to each member of the Potlatch Group, unless the context specifically requires otherwise; Potlatch shall be solely responsible to Clearwater for ensuring that each member of the Potlatch Group complies with the applicable terms of this Agreement.

1.52 Potlatch Common Stock. “Potlatch Common Stock” means, as defined in the Separation Agreement, Potlatch common stock, par value $1.00 per share.

1.53 Potlatch Employee. “Potlatch Employee” means an individual who is: (a) either actively employed primarily in connection with, or on leave of absence from, the Retained Business immediately prior to the Distribution Date; (b) a Potlatch Terminated Employee; (c) an employee or a member of a group of employees designated as Potlatch Employees (as of the specified date(s)) by Potlatch and Clearwater by mutual written agreement; or (d) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary (as such term is defined under COBRA), in each case, of an employee or former employee described in any of Sections 1.53(a) through (c) with respect to that employee’s or former employee’s benefit under the applicable Plan(s) (unless specified otherwise in this Agreement, such an alternate payee, alternate recipient, beneficiary, covered dependent, or qualified beneficiary shall not otherwise be considered a Potlatch Employee with respect to any benefits he or she accrues or accrued under any applicable Plan(s), unless he or she is a Potlatch Employee by virtue of any of Sections 1.53(a) through (c)).

1.54 Potlatch Group. “Potlatch Group” means, as defined in the Separation Agreement, Potlatch, its Subsidiaries and Affiliates (including RetainCo and those Subsidiaries and Affiliates formed or acquired after the date hereof), other than members of the Clearwater Group.

1.55 Potlatch Post-Distribution Stock Value. “Potlatch Post-Distribution Stock Value” means the average per-share trading price of Potlatch Common Stock as quoted on the New York Stock Exchange during the first four (4) hours of “ex-dividend” trading in Potlatch Common Stock after the Distribution.

1.56 Potlatch Pre-Distribution Stock Value. “Potlatch Pre-Distribution Stock Value” means the closing per-share price of Potlatch Common Stock as quoted on the New York Stock Exchange for trading in Potlatch Common Stock on the last trading day preceding the trading day on which Potlatch Common Stock first trades on an “ex-dividend” basis.

1.57 Potlatch Ratio. “Potlatch Ratio” means the ratio determined by dividing the Potlatch Post-Distribution Stock Value by the Potlatch Pre-Distribution Stock Value.

1.58 Potlatch Terminated Employee. “Potlatch Terminated Employee” means an individual who was employed primarily in connection with the Retained Business or a discontinued business specified or described on Schedule 17 to the Assignment Agreement and who terminated employment from the Retained Business or such discontinued business on or prior to the Distribution Date. In addition, a “Potlatch Terminated Employee” shall include a former employee who might otherwise be deemed a Clearwater Terminated Employee, but who has not been, or cannot be, allocated as such pursuant to Section 1.12. Notwithstanding the foregoing, “Potlatch Terminated Employee” shall not, unless otherwise expressly provided to the contrary in this Agreement, include an individual who is a Clearwater Employee on the Distribution Date.

1.59 Premium Plan. “Premium Plan,” when immediately preceded by “Clearwater” means the Clearwater Plan established pursuant to Code Section 125 for eligible employees to pay for their coverage under the Health and Disability Plans with pre-tax contributions. When immediately preceded by Potlatch, “Premium Plans” means the Plan to be established by Potlatch pursuant to Code Section 125 for eligible employees to pay for their coverage under the Health and Disability Plans with pre-tax contributions.

1.60 Pulp-Based Business. “Pulp-Based Business” means, as defined in the Separation Agreement, Clearwater’s consumer tissue products business, Clearwater’s pulp and paperboard business and the portion of Clearwater’s wood products business operated at Clearwater’s lumber mill in Lewiston, Idaho, which such businesses are generally comprised of Clearwater’s ownership and operation of the Facilities and the sale of products manufactured at the Facilities.

1.61 QDRO. “QDRO” means a domestic relations order which qualifies under Code Section 414(p) and ERISA Section 206(d) and which creates or recognizes an alternate payee’s right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under any of the Retirement Plans.

1.62 QMCSO. “QMCSO” means a medical child support order which qualifies under ERISA Section 609(a) and which creates or recognizes the existence of an alternate recipient’s right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under any of the Health Plans.

1.63 Record Date. “Record Date” shall have the meaning assigned to it in Section 6.5(a).

1.64 Restricted Stock Units. “Restricted Stock Units,” when immediately preceded by “Potlatch,” means awards denominated in shares of Potlatch Common Stock pursuant to which the holder has the right to receive a specified number of shares of Potlatch Common Stock over a specified period of time, pursuant to a Potlatch Stock Incentive Plan. When immediately preceded by “Clearwater,” “Restricted Stock Units” means rights to receive shares of Clearwater Common Stock that are subject to transfer restrictions or to employment or performance vesting conditions, pursuant to a Clearwater Stock Incentive Plan.

1.65 RetainCo. “RetainCo” means, as defined in the Separation Agreement, Potlatch Land & Lumber, LLC, a Delaware limited liability company.

1.66 Retained Business. “Retained Business” means, as defined in the Separation Agreement, all of the current businesses and operations of Potlatch and its Affiliates other than the Pulp-Based Business, and includes: (a) the real estate business, which acquires and sells timberland and other real property, sells conservation easements and undertakes certain land development activities, (b) the harvest and log sale business, which harvests standing timber and purchases and sells logs, (c) the wood products business, which is generally comprised of Clearwater’s ownership and operation of the Wood Products Mills and the sale of wood products manufactured at the Wood Products Mills (for the avoidance of doubt, the Retained Business does not include the portion of Clearwater’s wood products business operated at Clearwater’s lumber mill in Lewiston, Idaho), and (d) the timberland management business that manages Potlatch timberlands.

1.67 Retirement Plans. “Retirement Plans,” when immediately preceded by “Clearwater,” means the Clearwater Pension Plans and the Clearwater Savings Plans. When immediately preceded by “Potlatch,” “Retirement Plans” means the Potlatch Pension Plans and Potlatch Savings Plans.

1.68 Salaried Severance Plan. “Salaried Severance Plan,” when immediately preceded by “Clearwater,” means the Potlatch Forest Products Corporation Salaried Severance Benefit Plan, an ERISA severance program, to be retained by Clearwater. When immediately preceded by “Potlatch,” “Salaried Severance Plan” means the severance program to be established by Potlatch pursuant to Section 6.6(b).

1.69 Savings Plans. “Savings Plans,” when immediately preceded by “Clearwater,” means the Potlatch Forest Products Corporation Savings Plan for Hourly Employees and the Potlatch Forest Products Corporation Salaried Employees’ Savings Plan. When immediately preceded by “Potlatch,” “Savings Plans” means the defined contribution Plans to be established by Potlatch pursuant to Section 2.2 and Article IV.

1.70 SEC. “SEC” means, as defined in the Separation Agreement, means the United States Securities and Exchange Commission.

1.71 Separation. “Separation” means, as defined in the Separation Agreement, the separation of the Retained Business from the Pulp-Based Business.

1.72 Separation Agreement. “Separation Agreement” shall have the meaning set forth in the recitals.

1.73 Stock Incentive Plan. “Stock Incentive Plan,” when immediately preceded by “Potlatch,” means any plan, program or arrangement pursuant to which directors, employees and other service providers hold Potlatch Options, Potlatch Restricted Stock Units, Potlatch Performance Shares or other Potlatch equity incentives. When immediately preceded by “Clearwater,” “Stock Incentive Plan” means the Plans to be established by Clearwater pursuant to Sections 2.2 and 6.2.

1.74 Subsidiary. “Subsidiary” means, as defined in the Separation Agreement, when used with reference to any Person, any corporation, limited liability company, partnership or other organization of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. After the Distribution, Potlatch and Clearwater shall not be deemed to be under common control for purposes hereof due solely to the fact that Potlatch and Clearwater may have common stockholders.

1.75 Supplemental Benefit Plan. “Supplemental Benefit Plan,” when immediately preceded by “Clearwater,” means the Potlatch Forest Products Corporation Salaried Employees’ Supplemental Benefit Plan II. When immediately preceded by “Potlatch,” “Supplemental Benefit Plan” means the non-qualified supplemental excess benefit retirement plan to be established by Potlatch pursuant to Sections 2.2 and 5.1 that corresponds to the Clearwater Supplemental Benefit Plan.

1.76 Time Off Policies. “Time Off Policies,” when immediately preceded by “Clearwater,” means the Clearwater vacation, holidays and other time off policies. When immediately preceded by “Potlatch,” “Time Off Policies” means the vacation, holidays and other time off policies to be established by Potlatch pursuant to Sections 2.2 and 10.4 that correspond to the Clearwater Time Off Policies.

1.77 Transfer Amount. “Transfer Amount” shall have the meaning assigned to it in Section 3.2(c)(ii).

1.78 Transfer Date. “Transfer Date” shall have the meaning assigned to it in Section 3.2(c)(ii).

1.79 Transition Services Agreement. “Transition Services Agreement” means, as defined in the Separation Agreement, the Transition Services Agreement, dated the date hereof, between RetainCo and Clearwater.

1.80 Unemployment Insurance Program. “Unemployment Insurance Program,” when immediately preceded by “Clearwater,” means the group unemployment insurance policies purchased by Clearwater from time to time. When immediately preceded by “Potlatch,” “Unemployment Insurance Program” means any group unemployment insurance policies to be established by Potlatch pursuant to Section 10.7.

1.81 Valuation Date. “Valuation Date” shall have the meaning assigned to it in Section 3.2(c)(ii).

1.82 Wood Products Mills. “Wood Products Mills” means, as defined in the Separation Agreement, each of the following mills and facilities:

(a) sawmill in Prescott, Arkansas (which was permanently closed in May 2008);

(b) sawmill in Warren, Arkansas;

(c) (i) sawmill, (ii) dry kilns and (iii) plywood mill in St. Maries, Idaho;

(d) sawmill in Bemidji, Minnesota;

(e) sawmill in Gwinn, Michigan; and

(f) particleboard mill in Post Falls, Idaho.

ARTICLE II

GENERAL PRINCIPLES

2.1 Assumption of Liabilities.

(a) Clearwater Employees. Except as specified otherwise in this Agreement, or as mutually agreed upon in writing by Clearwater and Potlatch from time to time, Clearwater hereby retains, or, as applicable, assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, all of the following: (i) all Liabilities to or relating to Clearwater Employees, in each case relating to, arising out of or resulting from employment prior to the Distribution Date (including Liabilities to or relating to Clearwater Employees arising under, relating to or resulting from Potlatch Plans or Clearwater Plans and including Liabilities to or relating to Clearwater Employees under or relating to workers compensation Laws or claims); (ii) all Liabilities to or relating to Clearwater Employees, to the extent relating to, arising out of, or resulting from employment with the Clearwater Group on and after the Distribution Date (including Liabilities to or relating to Clearwater Employees arising under, relating to or resulting from Clearwater Plans); and (iii) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities and responsibilities expressly assumed or retained by the Clearwater Group, or a Clearwater Plan, pursuant to this Agreement.

(b) Potlatch Employees. Except as specified otherwise in this Agreement, or as mutually agreed upon in writing by Clearwater and Potlatch from time to time, Potlatch hereby retains, or, as applicable, assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, all of the following: (i) all Liabilities to or relating to Potlatch Employees, in each case relating to, arising out of or resulting from employment prior to the Distribution Date (including Liabilities to or relating to Potlatch Employees arising under, relating to or resulting from Potlatch Plans or Clearwater Plans and including Liabilities to or relating to Potlatch Employees, under or relating to workers compensation Laws or claims); (ii) all Liabilities to or relating to Potlatch Employees, to the extent relating to, arising out of, or resulting from employment with the Potlatch Group on and after the Distribution Date (including Liabilities to or relating to Potlatch Employees arising under or relating to Potlatch Plans); and (iii) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities and responsibilities expressly assumed or retained by the Potlatch Group, or a Potlatch Plan, pursuant to this Agreement.

2.2 Establishment of Plans. Effective as of the Distribution Date or such later date(s) as Potlatch and Clearwater may mutually agree in writing:

(a) Potlatch shall adopt the Potlatch Pension Plans as provided in Article III;

(b) Potlatch shall adopt the Potlatch Savings Plans as provided in Article IV;

(c) Potlatch shall adopt the Potlatch Supplemental Benefit Plan, and Clearwater shall adopt the Clearwater Management Deferred Compensation Plan and the Clearwater Director Deferred Compensation Plan, as provided in Article V;

(d) Clearwater shall adopt the Clearwater Incentive Pay Plan and the Clearwater Stock Incentive Plan, and Potlatch shall adopt the Potlatch Salaried Severance Plan and the Potlatch Executive Severance Plan, as provided in Article VI;

(e) Potlatch shall adopt the Potlatch Health and Welfare Plans and the Potlatch Other Post-Retirement Benefits (OPEB) Program, as provided in Article VII;

(f) the Parties shall establish the Fringe Benefit and other Plans as provided in Article VIII; and

(g) Potlatch shall establish the Potlatch Time Off Policies and the Potlatch Leave of Absence Programs, as provided in Article X.

2.3 Parties Under Certain Obligations to Maintain Plans. Clearwater and Potlatch agree that they each will continue to maintain and sponsor their respective Plans on the terms and conditions in effect immediately prior to the Distribution Date, as modified by this Agreement, for at least twelve (12) months from the Distribution Date; provided, however, that: (a) any such Plan can be amended or otherwise altered with regard to any individual who is not a current employee of a Party as of the Distribution Date; (b) any such Plan can be amended to ensure compliance with applicable law, or to maintain its tax-favored, tax-qualified or tax-exempt status; and (c) any such Plan can be amended, modified, merged, terminated, or otherwise altered to ensure compliance with a Labor Agreement. Except as specified in this Section 2.3 or a Labor Agreement, nothing in this Agreement shall otherwise preclude Potlatch or Clearwater, at any time after twelve (12) months from the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any of their respective Plans, any benefit under any of their respective Plans or any trust, insurance policy or funding vehicle related to any of their respective Plans.

2.4 Participation in Other Party’s Plans.

(a) General Obligations as Plan Sponsor. To the extent that, after the Distribution Date, Clearwater is a Participating Company in any Potlatch Plan or Potlatch is a Participating Company in any Clearwater Plan, Potlatch and Clearwater (as applicable) shall continue to administer, or cause to be administered, in accordance with their terms and applicable Law, their respective Plans, and shall have the sole and absolute discretion and authority to interpret their respective Plans, as set forth therein. Notwithstanding the foregoing, neither Party shall, without first consulting with the other Party, amend any Material Feature of a Plan in which the other Party is a Participating Company, except to the extent such amendment would not affect any benefits of the other Party’s employees under such Plan or as may be necessary or appropriate to comply with applicable law or a Labor Agreement.

(b) General Obligations as Participating Company. To the extent that, after the Distribution Date, Clearwater is a Participating Company in any Potlatch Plan or Potlatch is a Participating Company in any Clearwater Plan, Clearwater or Potlatch (as applicable) shall perform with respect to its participation in the other Party’s Plan, the duties of a Participating Company as set forth in each such Plan or any procedures adopted pursuant thereto, including (without limitation): (i) assisting in the administration of claims, to the extent requested by the claims administrator of the applicable Plan; (ii) cooperating fully with Plan auditors, benefit personnel and benefit vendors; (iii) preserving the confidentiality of all financial arrangements the Plan sponsor has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom the Plan sponsor has entered into an agreement relating to the Plan; and (iv) preserving the confidentiality of participant information (including, without limitation, health information in relation to FMLA leaves) to the extent not specified otherwise in this Agreement.

2.5 Terms of Participation.

(a) Non-Duplication of Benefits. As of the Distribution Date or such later date that applies to the particular Plan established thereafter, (i) the Potlatch Plans shall be, with respect to Potlatch Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding Clearwater Plans, and (ii) the Clearwater Plans shall be, with respect to Clearwater Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding Potlatch Plans. Potlatch and Clearwater shall agree on methods and procedures, including amending their respective Plan documents, to prevent Potlatch Employees and Clearwater Employees from receiving duplicate benefits from the Potlatch Plans and the Clearwater Plans.

(b) Service Credit. Except as specified otherwise in this Agreement, to the extent that Potlatch and Clearwater establish new Plans to replace and succeed the existing Plans maintained by the other Party prior to the Distribution Date, they shall cause their respective Plans to recognize all service, all compensation and all other benefit-affecting determinations that, as of the Distribution Date, were recognized under the corresponding Plan maintained by the other Party, except to the extent that duplication of benefits would result. Notwithstanding the foregoing: (i) Potlatch and Clearwater shall recognize service with either Potlatch or Clearwater that was recognized as of the Distribution Date, except to the extent provided in Section 2.5(a) above, and (ii) Potlatch and Clearwater shall each recognize and grant service credit to any employee who is employed by the Potlatch Group or the Clearwater Group, terminated from such employment and then hired by the other Party as an employee at any time during the twelve (12) month period following the Distribution Date; provided, however, no service credit shall be required for any such period that he/she is not employed by either the Potlatch Group or the Clearwater Group. The service crediting provisions shall be subject to any respective applicable “service bridging,” “break in service,” “vesting service,” “employment date,” or “eligibility date” rules under the Clearwater Plans and the Potlatch Plans.

(c) Assumption of Liabilities. The provisions of this Agreement for the transfer of assets from certain Clearwater Plans to the appropriate Potlatch Plans are based upon the understanding of the Parties that the appropriate Potlatch Plan will assume all Liabilities to or relating to Potlatch Employees under the corresponding Clearwater Plan, as provided for herein. If any such Liabilities are not effectively assumed by the appropriate Potlatch Plan, then the amount of transferred assets shall be recomputed accordingly, taking into account the retention of such Liabilities by such Clearwater Plan, and assets shall be transferred from the appropriate

Potlatch Plan to the appropriate Clearwater Plan so as to place the appropriate Potlatch Plan in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets.

ARTICLE III

DEFINED BENEFIT PENSION PLANS

3.1 Establishment of Potlatch Pension Plans and Master Trust.

(a) Pension Plans. Effective as of January 1, 2009, Potlatch shall establish, or cause to be established, the Potlatch Salaried Pension Plan and the Potlatch Hourly Represented Pension Plan, which shall be substantially identical in all Material Features to the corresponding Clearwater Pension Plans as in effect on December 31, 2008. The sponsorship of the existing Clearwater Hourly Non-Represented Pension Plan shall be transferred from Clearwater to Potlatch as of January 1, 2009, and, as of the Distribution Date, Potlatch shall assume all liabilities relating to such Plan.

(b) Master Trust. Effective as of January 1, 2009, Potlatch shall establish, or cause to be established, a new master trust which is intended to be exempt from taxation under Code Section 501(a), to hold the assets of the Potlatch Pension Plans.

3.2 Assumption of Liabilities and Transfer of Trust Assets.

(a) Assumption of Liabilities. Subject to the completion of each of the asset allocations and transfers described in Section 3.2(b) and (c), effective as of January 1, 2009, (i) all accrued benefits of the Potlatch Employees under each of the Clearwater Pension Plans shall be transferred to the corresponding Potlatch Pension Plan, and (ii) each such Potlatch Pension Plan shall assume and be solely responsible for all Liabilities for or relating to the accrued benefits of the Potlatch Employees under the corresponding Clearwater Pension Plan.

(b) Hourly Non-Represented Pension Plan. In conjunction with the assumption by Potlatch of the sponsorship of the Clearwater Hourly Non-Represented Pension Plan, all of the assets of the Clearwater Hourly Non-Represented Pension Plan shall be transferred from the existing trust established under such Plan to the master trust established by Potlatch pursuant to Section 3.1(b).

(c) Salaried Pension Plan and Hourly Represented Pension Plan.

(i) As soon as reasonably practicable after the Distribution Date, the Parties shall engage an enrolled actuary to determine for each of the Clearwater Salaried Pension Plan and the Clearwater Hourly Represented Pension Plan, the total accrued benefit Liabilities as of the Distribution Date for all participants in such Plans, calculated on a plan termination basis in accordance with Title IV of ERISA. The particular actuarial assumptions that will be used to value the benefit Liabilities described in the preceding sentence shall be set forth in Schedule 3.2(c)(i) hereto. The enrolled actuary shall allocate such accrued Liabilities to the priority categories described in ERISA Section 4044 and shall determine, for each such priority category, the amount of accrued Liabilities attributable to Potlatch Employees and the amount of accrued Liabilities attributable to Clearwater Employees.

(ii) As soon as reasonably practicable after the determinations described in Section 3.2(c)(i), the Parties shall designate a date for valuing the assets of each of the Clearwater Salaried Pension Plan and the Clearwater Hourly Represented Pension Plan (the “Valuation Date”), and a date as soon as practicable after the Valuation Date on which there shall occur the initial transfer of assets from each such Clearwater Pension Plan to the corresponding Potlatch Pension Plan (the “Transfer Date”). The fair market value of the assets of each such Clearwater Pension Plan as of the Valuation Date (excluding the effect of any contributions made to such Clearwater Pension Plan after the Distribution Date and any distributions made by the Clearwater Pension Plan to Potlatch Employees after the Distribution Date) shall be allocated to the priority categories of accrued Liabilities determined under Section 3.2(c)(i), in the order specified under ERISA Section 4044, until all such assets have been fully allocated. On the Transfer Date, the amount of assets allocated to the accrued Liabilities attributable to Potlatch Employees in each of the priority categories (the “Transfer Amount”) shall be transferred from the trust established under the Clearwater Pension Plans to the trust established under the Potlatch Pension Plans, and Potlatch shall cause the trust established under its Plans to accept such transfer. The Parties agree and acknowledge that a second Transfer Date will likely be necessary to reconcile any erroneous transfers and provide for an interest adjustment. Such additional Transfer Date, if necessary, shall occur as soon as administratively feasible following the Transfer Date but in no event later than December 31, 2009.

(iii) Notwithstanding the foregoing, in no event shall the Transfer Amount be less than the minimum amount required to satisfy the requirements of Code Section 414(l) and the regulations thereunder.

(iv) Each of the Parties shall bear an equal portion of the cost of the enrolled actuary’s determinations under this Section 3.2(c).

3.3 No Distributions to Potlatch Employees. The Clearwater and Potlatch Pension Plans shall provide that no distribution of retirement benefits shall be made to any Potlatch Employee on account of the Potlatch Group ceasing to be an Affiliate of the Clearwater Group as of the Distribution Date.

ARTICLE IV

DEFINED CONTRIBUTION PLANS

4.1 Establishment of Potlatch Savings Plans and Master Trust.

(a) Savings Plans. Effective as of the Distribution Date or such other date as Potlatch and Clearwater may mutually agree in writing, Potlatch shall establish, or cause to be established, the Potlatch Savings Plans, which shall be substantially identical in all Material Features to the corresponding Clearwater Savings Plans as in effect on the Distribution Date.

(b) Master Trust. Effective as of the Distribution Date or such other date as the Parties agree to in Section 4.1(a), Potlatch shall establish, or cause to be established, a new master trust, which is intended to be exempt from taxation under Code Section 501(a), to hold the assets of the Potlatch Savings Plans.

(c) Assumption of Liabilities and Transfer of Assets. Effective as of the Distribution Date: (i) each Potlatch Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Potlatch Employees under the corresponding Clearwater Savings Plan, subject to the completion of the asset transfers; and (ii) Clearwater shall cause the accounts of the Potlatch Employees under each Clearwater Savings Plan that are held by its related trust as of the Distribution Date to be transferred to the corresponding Potlatch Savings Plan and related trust, and Potlatch shall cause such transferred accounts to be accepted by each such Potlatch Plan and related trust. As soon as reasonably practicable after the Distribution Date, Potlatch shall use its commercially reasonable efforts to enter into agreements satisfactory to Potlatch to accomplish such assumption and transfer, the maintenance of the necessary participant records, the appointment of an initial trustee under the Potlatch Savings Plans, and the engagement of an initial record keeper under the Potlatch Savings Plans. Clearwater and Potlatch each agree to use their commercially reasonable efforts to effectuate this Section 4.1.

(d) Stock Fund Considerations. As a result of the Distribution and the transfers of liabilities and assets described in Section 4.1(c), each Clearwater Savings Plan and each Potlatch Savings Plan shall include investment funds comprised of Potlatch Common Stock and Clearwater Common Stock. Clearwater and Potlatch shall assume sole responsibility for ensuring that their respective company stock funds, and underlying employer securities held in each such fund, are maintained in compliance with all requirements of the SEC including, without limitation, filing Forms S-8 and 11-K, and the prospectus requirements for such funds. Notwithstanding Section 2.3 or any other provision in this Agreement, on and after the Distribution Date, nothing shall preclude either Clearwater or Potlatch from imposing restrictions through their respective Savings Plans on future investments in securities issued by the other Party, or from discontinuing any investment fund holding securities issued by the other Party.

(e) No Distribution to Potlatch Employees. The Potlatch and Clearwater Savings Plans shall provide that no distribution of account balances shall be made to any

Potlatch Employee on account of the Potlatch Group ceasing to be an Affiliate of the Clearwater Group as of the Distribution Date.

ARTICLE V

NON-QUALIFIED AND SUPPLEMENTAL PLANS

5.1 Supplemental Benefit Plans.

(a) Establishment of Potlatch Supplemental Benefit Plan. Effective as of the Distribution Date, Potlatch shall establish the Potlatch Supplemental Benefit Plan that shall be substantially identical in all Material Features to the Clearwater Supplemental Benefit Plan. Potlatch shall continue to sponsor the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan, which was frozen as of December 31, 2004 (the “Frozen Supplemental Plan”).

(b) Assumption of Liabilities by Potlatch Supplemental Benefit Plan. Effective as of the Distribution Date, all accrued benefits of Potlatch Employees under the Clearwater Supplemental Benefit Plan shall be transferred to the Potlatch Supplemental Benefit Plan. The Potlatch Supplemental Benefit Plan shall assume and be solely responsible for all Liabilities for or relating to the accrued benefits of the Potlatch Employees under the Clearwater Supplemental Benefit Plan as of the Distribution Date.

(c) Assumption of Liabilities by Clearwater Supplemental Benefit Plan. Effective as of the Distribution Date, all accrued benefits of Clearwater Employees under the Frozen Supplemental Plan shall be transferred to the Clearwater Supplemental Benefit Plan. The Clearwater Supplemental Benefit Plan shall assume and be solely responsible for all Liabilities for or relating to the accrued benefits of the Clearwater Employees under the Frozen Supplemental Plan as of the Distribution Date.

5.2 Deferred Compensation Plans.

(a) Establishment of Clearwater Deferred Compensation Plans. Effective as of the Distribution Date, Clearwater shall establish the Clearwater Management Deferred Compensation Plan and the Clearwater Director Deferred Compensation Plan, which shall be substantially identical in all Material Features to the Potlatch Management Deferred Compensation Plan and the Potlatch Director Deferred Compensation Plan, respectively.

(b) Assumption of Liabilities by Clearwater Management Deferred Compensation Plan. Effective as of the Distribution Date, all deferred compensation benefits of Clearwater Employees under the Potlatch Management Deferred Compensation Plan shall be transferred to the Clearwater Management Deferred Compensation Plan. The Clearwater Management Deferred Compensation Plan shall assume and be solely responsible for all Liabilities for or relating to the deferred compensation benefits of the Clearwater Employees under the Potlatch Management Deferred Compensation Plan as of the Distribution Date.

(c) Clearwater Assumption of Other Management Deferred Compensation Liabilities. Effective as of the Distribution Date, all deferred compensation benefits of Clearwater Employees under the Potlatch Corporation Management Performance Award Plan and the Potlatch Corporation Management Performance Award Plan II shall be transferred to the

Clearwater Management Deferred Compensation Plan or to an alternative plan or plans established by Clearwater. Such Clearwater Plan or Plans shall assume and be solely responsible for all Liabilities for or relating to the deferred compensation benefits of the Clearwater Employees under such Potlatch Plans.

(d) Director Deferred Compensation Liabilities. Potlatch shall retain all Liabilities to current and former directors of Potlatch under the Potlatch Director Deferred Compensation Plan and any predecessor deferred compensation Plans for Potlatch directors. Clearwater shall establish the Clearwater Director Deferred Compensation Plan to provide benefits for directors of Clearwater comparable to those provided under the Potlatch Director Deferred Compensation Plan.

(e) Treatment of Stock Units. With respect to the deferred compensation benefits under the Potlatch Plans described in this Section 5.2 that have been deemed invested in “stock units” (units denominated in shares of Potlatch Common Stock) prior to the Distribution Date, the following provisions shall apply:

(i) Potlatch shall cause the number of stock units allocated to each deferred compensation account to be adjusted as of the Distribution Date. The adjusted number of units shall equal the number of units allocated to the account immediately prior to the Distribution Date divided by the Potlatch Ratio, rounded to three (3) decimal places.

(ii) For account balances that will be assumed by the Clearwater Plans, Clearwater shall assume the obligation to treat such accounts as deemed invested in Potlatch stock units, as adjusted by Potlatch pursuant to Section 5.2(e)(i). Notwithstanding the foregoing, Clearwater shall be permitted to give Clearwater Employees and Clearwater directors an election to have their Potlatch stock units converted into Clearwater stock units (units denominated in shares of Clearwater Common Stock) as of the Distribution Date, in lieu of the adjustment described in Section 5.2(e)(i). For Clearwater Employees and directors who make such an election, the number of Clearwater stock units allocated to each such account as a result of such conversion shall equal the total number of Potlatch stock units allocated to the account immediately prior to the Distribution Date divided by the Clearwater Ratio, rounded to three (3) decimal places.

(f) No Distributions to Potlatch or Clearwater Employees. Potlatch and Clearwater agree that the Separation and Distribution shall not be viewed as a separation from service or other termination of employment entitling Potlatch Employees or Clearwater Employees or other participants in the Plans described in this Article V to distributions of their deferred compensation benefits. Potlatch and Clearwater shall cause their respective deferred compensation Plans to be amended (if necessary) and to be administered in a manner consistent with this understanding.

ARTICLE VI

EQUITY AND OTHER MANAGEMENT COMPENSATION

6.1 Incentive Pay Plans. Clearwater Employees shall cease participating in the Potlatch Incentive Pay Plan as of the Distribution Date. Clearwater shall establish the Clearwater Incentive Pay Plan to provide annual incentive bonuses for periods beginning on or after the Distribution Date. The Clearwater Incentive Pay Plan may, but is not required to, contain the same Material Features as the Potlatch Incentive Pay Plan. Notwithstanding the foregoing, if the Distribution Date occurs in 2008 or in 2009 prior to the date when 2008 bonuses would be payable under the Potlatch Incentive Pay Plan, Clearwater shall assume the obligation to pay 2008 bonuses to the Clearwater Employees (such bonuses to be determined as if the Clearwater Employees had continued to participate in the Potlatch Incentive Pay Plan for all of 2008), and Potlatch shall have no responsibility for the payment of 2008 bonuses to the Clearwater Employees.

6.2 Clearwater Stock Incentive Plan. Clearwater shall establish the Clearwater Stock Incentive Plan to provide equity incentives to Clearwater Employees after the Distribution Date. The Clearwater Stock Incentive Plan may, but is not required to, contain the same Material Features as the Potlatch Stock Incentive Plan.

6.3 Potlatch Options.

(a) Adjustment of Potlatch Options. As of the Distribution Date, each outstanding Potlatch Option held by Potlatch Employees and Clearwater Employees shall be, in connection with the Distribution, adjusted by Potlatch. Each such Potlatch Option shall continue to have, and be subject to, the same terms and conditions set forth in the Potlatch Stock Incentive Plans and as provided in the respective option agreements governing such Potlatch Option as of the Distribution Date, except that (i) such Potlatch Option shall be exercisable for that number of whole shares of Potlatch Common Stock equal to the number of shares of Potlatch Common Stock that were issuable upon exercise of such Potlatch Option as of the Distribution Date divided by the Potlatch Ratio, rounded up to the nearest whole share, and (ii) the per share exercise price for the shares of Potlatch Common Stock issuable upon exercise of such Potlatch Option shall be equal to the exercise price per share at which such Potlatch Option was exercisable as of the Distribution Date multiplied by the Potlatch Ratio, rounded to four (4) decimal places.

(b) Potlatch Options Held by Clearwater Employees. In addition to the adjustment described in Section 6.3(a), Potlatch shall amend the Options held by Clearwater Employees to provide that the Separation and Distribution shall not give rise to a forfeiture of the Options held by the Clearwater Employees after ninety (90) days from the Distribution Date, so that they can exercise the Options in accordance with their terms, subject to continued employment with Clearwater. Upon the request of Potlatch in connection with the exercise of an Option held by a Clearwater Employee and in order to determine whether such Option is being validly exercised by the Clearwater Employee, Clearwater shall confirm to Potlatch such Clearwater Employee’s current employment status with Clearwater.

6.4 Potlatch Restricted Stock Units.

(a) Adjustment of Potlatch Restricted Stock Units. As of the Distribution Date, each outstanding Potlatch Restricted Stock Unit held by Potlatch Employees, whether vested or unvested, shall be, in connection with the Distribution, adjusted by Potlatch. Each such Potlatch Restricted Stock Unit shall continue to have, and be subject to, the same terms and conditions set forth in the Potlatch Stock Plans and as provided in the respective award agreements governing such Potlatch Restricted Stock Unit as of the Distribution Date, except that the number of shares of Potlatch Common Stock for which such Potlatch Restricted Stock Unit can be settled shall be equal to the number of shares of Potlatch Common Stock that were issuable upon settlement of such Potlatch Restricted Stock Unit as of the Distribution Date divided by the Potlatch Ratio, rounded to three (3) decimal places.

(b) Potlatch Restricted Stock Units Held by Clearwater Employees. Potlatch Restricted Stock Units held by Clearwater Employees shall be forfeited as of the Distribution Date in accordance with the terms of the applicable award agreements. Clearwater shall be responsible for issuing cash incentives or equity incentives based on Clearwater Common Stock, which may include Clearwater Restricted Stock Units, to provide a substitute of comparable value for such terminated Potlatch Restricted Stock Units.

6.5 Potlatch Performance Shares.

(a) Adjustment of Potlatch Performance Shares for the 2006-2008 Performance Period. Prior to the record date for the Distribution (the “Record Date”), each outstanding Potlatch Performance Share award held by a Potlatch Employee or Clearwater Employee for the 2006-2008 performance period shall be settled by Potlatch. Each such Potlatch Performance Share award shall continue to have, and be subject to, the same terms and conditions set forth in the Potlatch Stock Incentive Plans and as provided in the respective award agreements governing such Potlatch Performance Shares, except that the determination of the extent to which the performance goals for the 2006-2008 period shall have been attained shall be made as of the last day of the calendar quarter preceding the Record Date.

(b) Adjustment of Potlatch Performance Shares for the 2007-2009 and 2008-2010 Performance Periods. As of the Distribution Date, each outstanding Potlatch Performance Share award held by Potlatch Employees for the 2007-2009 and 2008-2010 performance periods, whether vested or unvested, shall be, in connection with the Distribution, adjusted by Potlatch. Each such Potlatch Performance Share award shall continue to have, and be subject to, the same terms and conditions set forth in the Potlatch Stock Incentive Plans and as provided in the respective award agreements governing such Potlatch Performance Shares as of the Distribution Date, except that (i) the number of shares of Potlatch Common Stock for which such Potlatch Performance Share award can be settled shall be equal to the number of shares of Potlatch Common Stock that were issuable upon settlement of such Potlatch Performance Share award as of the Distribution Date divided by the Potlatch Ratio, rounded to three (3) decimal places, and

(ii) the Distribution shall be treated as a dividend for purposes of measuring attainment of the total shareholder return performance objectives.

(c) Potlatch Performance Shares Held by Clearwater Employees. Potlatch Performance Share Awards for the 2006-2008 performance periods that are held by Clearwater Employees shall be settled and paid in the manner described in Section 6.5(a). Potlatch Performance Share awards for the 2007-2009 and 2008-2010 performance periods held by Clearwater Employees shall be forfeited as of the Distribution Date in accordance with the terms of the applicable award agreements. Clearwater shall be responsible for issuing cash incentives or equity incentives based on Clearwater Common Stock, which may include Clearwater Performance Share awards, to provide a substitute of comparable value for such terminated Potlatch Performance Share awards.

6.6 Severance Plans.

(a) Executive Severance Plan. Effective as of the Distribution Date, Potlatch shall establish the Potlatch Executive Severance Plan that shall be substantially identical in all Material Features to the Clearwater Executive Severance Plan.

(b) Salaried Severance Plan. Effective as of the Distribution Date, Potlatch shall establish the Potlatch Salaried Severance Plan that shall be substantially identical in all Material Features to the Clearwater Salaried Severance Plan.

(c) No Separation from Service. The Parties agree that the Separation and Distribution shall not be considered a separation from service or termination of employment entitling Potlatch Employees or Clearwater Employees to be eligible to participate in or to receive payment of severance benefits under the Executive Severance Plans or Salaried Severance Plans. Potlatch and Clearwater shall cause their respective Executive Severance Plans and Salaried Severance Plans to be amended (if necessary) and to be administered in a manner consistent with this understanding.

6.7 Deferred Payment Contracts and Severance Contracts. All Liabilities with respect to, and all responsibilities for administering, the deferred payment contracts and severance contracts for the individuals listed on Schedule 6.7 shall be allocated between the Parties as set forth on Schedule 6.7.

ARTICLE VII

HEALTH AND WELFARE PLANS

7.1 Establishment of Potlatch Health and Welfare Plans.

(a) New Plans. Effective as of January 1, 2009, Potlatch shall establish, or cause to be established, the Potlatch Health and Welfare Plans which shall be substantially identical in all Material Features to the corresponding Clearwater Health and Welfare Plans as in effect on the Distribution Date. Potlatch shall cause the Potlatch Health and Welfare Plans to be responsible for all claims incurred by Potlatch Employees on and after January 1, 2009 (subject to the terms of such Plans).

(b) Existing Arrangement. Clearwater, as sponsor of the existing Health and Welfare Plans through December 31, 2008, agrees not to make any modification, amendment or other change to any Health and Welfare Plan without Potlatch’s consent through December 31, 2008.

7.2 Insured Health and Welfare Benefits. Effective as of the Distribution Date and through December 31, 2008, Potlatch shall be liable to Clearwater for premiums owed for coverage for Potlatch Employees under the Clearwater Health and Welfare Plans (other than the Disability Plan).

7.3 Self-Insured Health and Welfare Benefits.

(a) Administration of Claims of Potlatch Employees. Clearwater shall cause the Clearwater Health and Welfare Plans, other than Disability Plans, to administer all claims incurred by Potlatch Employees and Clearwater Employees under such Plans prior to January 1, 2009, including claims incurred but not yet reported prior to January 1, 2009. The Clearwater Health and Welfare Plans, other than Disability Plans, shall be responsible for claims incurred (including claims incurred but not yet reported) prior to January 1, 2009. Potlatch shall be liable to Clearwater for any such claims incurred by Potlatch Employees from the Distribution Date through December 31, 2008. Thereafter, the Potlatch Health and Welfare Plans, other than Disability Plans, shall be responsible for and assume Liability for claims incurred on or after January 1, 2009. For this purpose, a claim shall be deemed to be incurred:

(i) when an individual obtains professional services, equipment or prescription drugs covered by a medical, prescription drug, dental or vision benefit plan;

(ii) upon death in the case of a life insurance plan; and

(iii) as of the date of the accident or injury in the case of an accidental death and dismemberment or business travel accident plan.

(b) Clearwater Health Plans. Notwithstanding the foregoing, the Clearwater Health Plans shall be responsible for but not liable for the cost of all professional services,

equipment and prescription drugs provided during a hospital stay or similar confinement of a Potlatch Employee that begins prior to January 1, 2009, and ends after January 1, 2009 (subject to the terms and conditions of the Clearwater Health Plans). Potlatch shall be liable to Clearwater for any and all such costs incurred by Potlatch Employees from the Distribution Date through the end of such stay or confinement. Thereafter, the Potlatch Health Plans shall be responsible and assume related Liability for the cost of all professional services, equipment and prescription drugs provided during a hospital stay or similar confinement of a Potlatch Employee that begins on or after January 1, 2009 (subject to the terms and conditions of the Potlatch Health Plans).

7.4 Disability Plans. Effective as of the Distribution Date and through December 31, 2008, the Disability Plans will be administered by Clearwater as set forth in the Transition Services Agreement. Effective as of the Distribution Date, Potlatch shall assume responsibility and accompanying Liability for any Potlatch Employee who is absent from work on account of a short term disability. Furthermore, effective as of the Distribution Date and through December 31, 2008, Potlatch shall be liable to Clearwater for premiums owed for long-term disability coverage for Potlatch Employees under the Clearwater Disability Plans. Effective as of January 1, 2009, the Potlatch Disability Plans (short-term and long-term) shall assume responsibility and accompanying Liability for Potlatch Employees.

7.5 Outsourcing of Claims. Potlatch and Clearwater shall have the right to engage a third party administrator, vendor, or insurance company to administer (“Outsource”) claims incurred under their respective Health and Welfare Plans, including claims incurred before January 1, 2009. Each Party may determine the manner and extent of such Outsourcing, including the selection of one or more third party administrators, vendors, or insurance companies and the ability to transfer the Liability for such claims to one or more independent insurance companies.

7.6 Post-Distribution Transitional Arrangements.

(a) Transition Period. Both Clearwater and Potlatch will participate in the Clearwater Health and Welfare Plans through December 31, 2008. Accordingly, Potlatch shall reimburse Clearwater for any and all direct and indirect expenses and costs for claims incurred through December 31, 2008, by Potlatch Employees.

(b) Continuance of Elections, Co-Payments and Maximum Benefits.

(i) As of January 1, 2009, Potlatch shall cause the Potlatch Health and Welfare Plans to recognize and maintain all coverage and contribution elections made by Potlatch Employees under the Clearwater Health and Welfare Plans and apply such elections under the Potlatch Health and Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable. The direct transfer or other movement of employment between Potlatch and Clearwater at any time upon or before January 1, 2009, shall neither constitute nor be treated as a “status change” or termination of employment under the Potlatch Health and Welfare Plans or the Clearwater Health and Welfare Plans.

(ii) On and after January 1, 2009, Potlatch shall cause the Potlatch Health Plans to recognize and give credit for all benefits paid to Potlatch Employees under the Clearwater Health Plans for purposes of determining when such persons have reached their lifetime maximum benefits under the Potlatch Health Plans.

(c) HCFA Administration. As of the Distribution Date, Potlatch shall assume all Liabilities relating to, arising out of or resulting from claims verified by Potlatch or Clearwater under the HCFA data match reports that relate to Potlatch Employees.

7.7 Vendor Arrangements. The Parties shall use their commercially reasonable efforts to enable Potlatch to procure, effective as of January 1, 2009: (a) third party ASO Contracts with the Material Features of the ASO Contracts entered into by Clearwater, as set forth in Schedule 7.7(a) (the “ASO Contracts”); and (b) Group Insurance Policies, with the Material Features of the Group Insurance Policies entered into by Clearwater, as set forth in Schedule 7.7(b) (the “Group Insurance Policies”). In each case, Potlatch shall, as of January 1, 2009, be responsible for establishing, adopting and implementing such contracts, agreements and arrangements for the Potlatch Health and Welfare Plans, and Clearwater shall be responsible for maintaining such contracts, agreements and arrangements for the Clearwater Health and Welfare Plans.

7.8 Business Travel Accident Insurance. Potlatch shall procure a business travel accident insurance policy with the Material Features of the Clearwater business travel accident policy, effective as of the Distribution Date.

7.9 Flexible Benefits Plans. Through December 31, 2008, Potlatch and designated members of the Potlatch Group shall remain Participating Companies in the Clearwater Flexible Benefits Plan. The existing elections for Potlatch Employees shall remain in effect through December 31, 2008. Potlatch shall reimburse Clearwater for any and all direct and indirect expenses and costs attributable to Potlatch Employees through December 31, 2008. Effective as of January 1, 2009, Potlatch shall establish, or caused to be established, the Potlatch Flexible Benefits Plan and shall be solely responsible for implementing and maintaining the Potlatch Flexible Benefits Plan. The Potlatch Flexible Benefits Plan shall be Liable for any and all outstanding claims incurred and made by Potlatch Employees attributable to their 2008 elections after December 31, 2008, in accordance with the terms of the Potlatch Flexible Benefits Plan. Accordingly, Clearwater and Potlatch shall each take all actions necessary to cause a spin-off of the portion of the Clearwater Flexible Benefits Plan covering Potlatch Employees to the Potlatch Flexible Benefits Plan for the outstanding recordkeeping account balances after December 31, 2008, in accordance with Revenue Ruling 2002-32 and subsequent guidance thereunder. Such actions shall include, but not be limited to, a transfer by or on behalf of Clearwater to Potlatch of the amount equal to participant contributions to the Clearwater Flexible Benefits Plan from January 1, 2008 through the Distribution Date, less the participant reimbursements for such period.

7.10 COBRA. Clearwater shall be responsible through December 31, 2008, for compliance with the health care continuation coverage requirements of COBRA and the Clearwater Health and Welfare Plans with respect to Potlatch Employees and qualified beneficiaries (as such term is defined under COBRA). On or about December 31, 2008,

Clearwater shall provide Potlatch, through hard copy, electronic format or such other mechanism as is appropriate under the circumstances, with a list of all qualified beneficiaries (as such term is defined under COBRA) that relate to the Potlatch Group and the relevant information pertaining to their coverage elections and remaining COBRA time periods. Effective as of January 1, 2009, Potlatch shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Potlatch Health and Welfare Plans for Potlatch Employees and their qualified beneficiaries (as such term is defined under COBRA).

7.11 Other Post-Retirement Benefits (OPEB) Programs.

(a) Administration. As soon as reasonably practicable after December 31, 2008, Clearwater shall provide to Potlatch, through hard copy, electronic format or such other mechanism as is appropriate under the circumstances, a list detailing all Potlatch Employees who are, to the knowledge of Clearwater, eligible to participate in the Clearwater Other Post-Retirement Benefits Program as of January 1, 2009, and the type of coverage and level of coverage for which they are eligible, as applicable. Effective as of January 1, 2009, Clearwater shall be solely responsible for the administration of the Clearwater Other Post-Retirement Benefits (OPEB) Program for Clearwater Employees, and Potlatch shall be solely responsible for the administration of the Potlatch Other Post-Retirement Benefits (OPEB) Program for the Potlatch Employees.

(b) Assumption of Liabilities. Effective as of January 1, 2009, (i) the Potlatch Other Post-Retirement Benefits (OPEB) Program shall assume and be solely responsible for any and all Liabilities for or relating to Potlatch Employees under the corresponding Clearwater Other Post-Retirement Benefits (OPEB) Program, and (ii) the Clearwater Other Post-Retirement Benefits (OPEB) Program shall assume and be solely responsible for any and all Liabilities for or relating to Clearwater Employees under the Clearwater Other Post-Retirement Benefits (OPEB) Program.

(c) Transition Period. Potlatch shall reimburse Clearwater for any and all direct and indirect expenses and costs attributable to the Potlatch Employees’ coverage under the Clearwater Other Post-Retirement Benefits (OPEB) Program from the Distribution Date through December 31, 2008 (or such other date as the Parties may mutually agree upon in writing).

ARTICLE VIII

FRINGE AND OTHER BENEFITS

8.1 Employee Assistance Program. The Parties shall use their commercially reasonable efforts to procure, effective as of the Distribution Date or such other date as Potlatch and Clearwater may mutually agree in writing, contracts and arrangements with Clearwater’s vendors to establish an employee assistance program for Potlatch Employees that contains the Material Features of the existing contracts and arrangements of Clearwater’s employee assistance program. Potlatch shall cease to be a Participating Company in the Clearwater employee assistance program coincident with Potlatch’s establishment of the Potlatch employee assistance program.

8.2 Educational Assistance Program.

(a) Establishment of Educational Assistance Program. Effective as of the Distribution Date or such other date as Clearwater and Potlatch may mutually agree in writing, each Party shall provide an educational assistance program to its respective Employees that have the Material Features of the Clearwater educational assistance program. Potlatch shall cease to be a Participating Company in the Clearwater educational assistance program coincident with Potlatch’s establishment of the Potlatch educational assistance program.

(b) Reimbursement of Expenses. As of the Distribution Date, any and all outstanding approved reimbursements under the Clearwater educational assistance program for Potlatch Employees shall be made by Potlatch. Potlatch and Clearwater each agree to be responsible for providing benefits to their respective Employees who are enrolled in a class or other program as of the Distribution Date for which approval has been granted under the Clearwater educational assistance program on or before the Distribution Date.

8.3 Other Benefits. To the extent that Potlatch or Clearwater maintains, sponsors or provides other fringe benefits including, without limitation, the benefits specified in Schedule 8.3 to its employees, then each Party shall, to the extent permitted by law, continue to make such benefits available to Clearwater Employees and Potlatch Employees, respectively, on substantially similar terms and conditions as are currently offered through the Distribution Date or such other date upon which Clearwater and Potlatch mutually agree in writing. Each Party shall reimburse the other Party for any and all direct and indirect costs and expenses arising out of or relating to or resulting from making any such fringe benefits available to the other Party’s employees. Clearwater and Potlatch agree to make commercially reasonable efforts to mutually agree in writing, whether, when, and on what terms any member of the Clearwater Group and Potlatch Group shall maintain, sponsor or offer fringe benefits.

ARTICLE IX

TRANSITION ADMINISTRATIVE PROVISIONS

9.1 Transition Services Agreement. On the date hereof, Potlatch and Clearwater have entered into the Transition Services Agreement covering the provision of various interim services, including financial, accounting, legal, and other services between the Parties.

9.2 Payment of Liabilities, Plan Expenses and Related Matters. For the period from the Distribution Date until such date as each Party maintains its own Plan(s), the following provisions shall be in effect:

(a) Shared Costs. Each Party shall pay its share, as mutually determined by Clearwater in good faith, of any contributions made to any trust maintained in connection with a Clearwater Plan while the Parties both participate in that Clearwater Plan.

(b) Contributions to Trusts. With respect to Plans to which Potlatch Employees make contributions, Clearwater shall use reasonable procedures to determine Potlatch’s Liabilities associated with such Plans, taking into account such contributions, settlements, refunds and similar payments.

(c) Administrative Expenses Not Chargeable to a Trust. Plan administration expenses shall be allocated in the manner described in Article IX of the Separation Agreement to the extent not (i) charged pursuant to the Transition Services Agreement or another provision of this Agreement, (ii) otherwise mutually agreed to in writing by Potlatch and Clearwater, or (iii) chargeable to a trust established in connection with a Clearwater Plan or a Potlatch Plan.

9.3 Sharing of Participant Information. In addition to the responsibilities and obligations of Potlatch and Clearwater specified in Article XII of the Separation Agreement, Potlatch and Clearwater shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the Potlatch Plans and the Clearwater Plans during the respective periods applicable to such Plans as Clearwater and Potlatch may mutually agree in writing. Potlatch and Clearwater and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, duplicate all files no matter in what format relating to the subjects of this Agreement and that are in the custody of the other Party or its agents, to the extent necessary or appropriate for such administration.

9.4 Reporting and Disclosure Communications to Participants. While Potlatch is a Participating Company in the Clearwater Plans or Clearwater is a Participating Company in the Potlatch Plans, each Party shall take, or cause to be taken, all actions necessary or appropriate to facilitate the distribution of all Plan-related communications and materials to its respective Employees, participants and beneficiaries, including (without limitation) summary plan descriptions and related summaries of material modification(s), summary annual reports, investment information, prospectuses, notices and enrollment materials. The Parties shall assist each other in complying with all reporting and disclosure requirements of ERISA for their respective Plans, including the preparation of Form Series 5500 annual reports, where applicable.

9.5 Audits Regarding Vendor Contracts. From the period beginning as of the Distribution Date and ending eight (8) years thereafter, or such earlier date as Potlatch and Clearwater may mutually agree in writing, Potlatch and Clearwater and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Potlatch Plans and the Clearwater Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor’s internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. Potlatch and Clearwater shall agree on the performance standards, audit methodology, auditing policy and quality measures, reporting requirements, and the manner in which costs incurred in connection with such audits will be allocated between the Parties.

9.6 Beneficiary Designations. Subject to Section 9.9, all beneficiary designations made by Potlatch Employees under Clearwater Plans, and all beneficiary designations made by Clearwater Employees under Potlatch Plans, shall be transferred to and be in full force and effect under the corresponding Plans established by the other Party until such beneficiary designations are replaced or revoked by the Potlatch Employee or Clearwater Employee who made the beneficiary designation.

9.7 Requests for IRS, PBGC and DOL Opinions. Potlatch and Clearwater shall make such applications to regulatory agencies, including the PBGC, IRS and DOL, as may be reasonable under the circumstances. Clearwater and Potlatch shall cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which Potlatch or Clearwater elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion from the DOL.

9.8 Fiduciary Matters. Potlatch and Clearwater each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if such Party fails to comply with any provisions hereof based upon such Party’s good faith determination that to do so would violate such a fiduciary duty or standard.

9.9 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Potlatch and Clearwater shall use commercially reasonable efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Potlatch and Clearwater shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

9.10 Tax Cooperation. In connection with the interpretation and administration of this Agreement, Potlatch and Clearwater shall take into account the agreements and policies established pursuant to the Separation Agreement and the parties’ intent to qualify the Distribution as a tax-free reorganization under Code Sections 368(a)(1)(D) and 355.

ARTICLE X

EMPLOYMENT-RELATED MATTERS

10.1 Terms of Employment. All basic terms and conditions of employment for Potlatch Employees and Clearwater Employees, in each case, who are not subject to a Labor Agreement including, without limitation, their pay and benefits in the aggregate, shall remain substantially the same as the terms and conditions that were in place immediately prior to the Distribution Date for twelve (12) months from the Distribution Date, unless otherwise mutually agreed in writing by the Parties. Notwithstanding the foregoing or any other provision of the Separation Agreement or this Agreement, the employees of the Potlatch Group or the Clearwater Group, in each case, who are not subject to a Labor Agreement or an employment agreement that specifically provides otherwise shall remain at-will employees and the Potlatch Group and the Clearwater Group may terminate their respective employees at any time for any reason.

10.2 Non-Solicitation of Employees. Potlatch and Clearwater each agree not to directly solicit or recruit the other Party’s employees for a period of two (2) years following the Distribution Date, if such solicitation or recruitment would be disruptive or damaging or would interfere with the operation or business of the other Party. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a Party either: (a) as a result of an employee’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation, or (b) as a result of an employee’s initiative.

10.3 Confidentiality and Proprietary Information. No provision of the Separation Agreement or this Agreement shall be deemed to release any Potlatch Employee or Clearwater Employee for any violation of any non-competition guideline or any agreement or policy pertaining to confidential or proprietary information of any member of the Potlatch Group or Clearwater Group, or otherwise relieve any such individual of his or her obligations under such non-competition guideline, agreement, or policy.

10.4 Time Off Policies. Effective as of the Distribution Date, Potlatch shall establish the Potlatch Time Off Policies that are identical in all Material Features to the Clearwater Time Off Policies. Effective as soon as reasonably practicable after the Distribution Date (or such other date as Potlatch and Clearwater may mutually agree in writing), (a) Clearwater shall transfer to Potlatch all data and information relating to the Clearwater Time Off Policies; and (b) Potlatch shall assume all Liabilities attributable to Potlatch Employees under the Clearwater Time Off Policies. In the event that a Potlatch Employee or Clearwater Employee transfers his or her employment to the other Party before the Distribution Date, such transfer of employment shall not result in a payout or constitute a termination event for purposes of the Time Off Policies, and no duplication of benefits shall occur as a result of any such transfer of employment between Potlatch and Clearwater. Furthermore, the Liability attributable to any Clearwater Employee or Potlatch Employee who transfers employment between Potlatch and Clearwater prior to the Distribution Date shall be assumed by the employer subsequent to the transfer.

10.5 Payroll Systems.

(a) Clearwater Payroll System. Effective on and after the Distribution Date, and subject to the Transition Services Agreement, Clearwater shall perform payroll services for Potlatch.

(b) Income Reporting, Withholding. Commencing with service periods beginning after the division of the payroll services, Clearwater shall perform or be responsible for performing the income reporting and withholding function under its own employer identification number for Clearwater Employees and its other service providers, and Potlatch shall perform or be responsible for performing the income reporting and withholding function for Potlatch Employees and its other service providers.

(c) Delivery of, and Access to, Documents and Other Information. Potlatch and Clearwater each shall make reasonably available to the other Party all forms, documents or information, no matter in what format stored, relating to compensation or payments made to any employee or service provider to extent reasonably necessary to facilitate an individual’s transfer to, or service or employment by, the other Party. Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked, tax records (e.g., Forms W-2, W-4, 940 and 941), and information concerning garnishment of wages or other payments.

(d) Consistency of Payroll Taxes and Contributions. Potlatch and Clearwater shall individually and collectively use commercially reasonable efforts to avoid unnecessarily duplicative federal, state or local payroll taxes, insurance or workers’ compensation contributions, or unemployment contributions arising on or after the Distribution Date. Potlatch and Clearwater shall take consistent reporting and withholding positions with respect to any such taxes or contributions.

10.6 Personnel and Pay Records. Subject to Section 12.1 of the Separation Agreement, for such period as Potlatch and Clearwater may mutually agree in writing, Potlatch and Clearwater shall make reasonably available to the other Party (including the ability to duplicate) to the extent necessary to facilitate a transfer of employment or service to the other Party, subject to applicable laws on confidentiality and data protection, all current and historic forms, documents or information, no matter in what format stored, relating to pre-Distribution Date personnel, medical records, and payroll information. Such forms, documents or information may include, but is not limited to: (a) information regarding an Employee’s ranking or promotions; (b) the existence and nature of garnishment orders or other judicial or administrative actions or orders affecting an employee’s or service provider’s compensation; and (c) performance evaluations.

10.7 Unemployment Insurance Program.

(a) Coverage Through Distribution Date. All current Potlatch Employees and all current Clearwater Employees will be covered under the Clearwater Unemployment Insurance Program through the Distribution Date. Clearwater shall cooperate with the unemployment insurance vendor(s) by providing information in its possession that is necessary for the development of the Potlatch Unemployment Insurance Program.

(b) Coverage Post-Distribution Date. Before the Distribution Date, the Parties shall use their commercially reasonable efforts to enable Potlatch to procure an agreement with its unemployment insurance vendor(s) with the Material Features of the Clearwater Unemployment Insurance Program. After the Distribution Date, Potlatch and Clearwater will maintain their respective Unemployment Insurance Programs for their respective employees.

(c) Tax Experience Rating. Unless otherwise directed by Potlatch, the Parties shall use their commercially reasonable efforts to enable Potlatch as well as all members of the Potlatch Group, to retain the existing experience rating on or after the Distribution Date.

10.8 Non-Termination of Employment. Neither the Distribution or Separation, nor the termination of the Participating Company status of Potlatch, Clearwater or any member of the Potlatch Group or Clearwater Group shall cause any employee to be deemed to have incurred a termination of employment; and no transfer of employment between Potlatch and Clearwater before the Distribution Date shall be deemed a termination of employment for any purpose hereunder.

10.9 Leave of Absence Programs and FMLA.

(a) Allocation of Responsibilities After Distribution Date. Subject to Section 12.1 of the Separation Agreement, effective as of the Distribution Date: (i) each Party shall adopt (or continue to maintain) Leave of Absence Programs which are substantially identical in all Material Features to the existing Leave of Absence Programs as in effect on the Distribution Date; (ii) each Party shall honor all terms and conditions of leaves of absence which have been granted to any Clearwater or Potlatch Employee under an existing Leave of Absence Program or FMLA before the Distribution Date, including such leaves that are to commence after the Distribution Date; (iii) each Party shall be solely responsible for administering leaves of absence and complying with FMLA with respect to its hourly Employees; and (iv) each Party shall recognize all periods of service of the other Party’s employees to the extent such service is recognized under the existing Leave of Absence Programs and FMLA; provided, however, that no duplication of benefits shall, to the extent permitted by law, be required by the foregoing.

(b) Disclosure. Subject to Section 12.1 of the Separation Agreement, at such date as mutually agreed in writing by the Parties, Clearwater shall provide to Potlatch copies of all records pertaining to the Clearwater Leave of Absence Programs and FMLA with respect to all Potlatch Employees to the extent such records have not been previously provided.

10.10 Employment Litigation. Subject to the Separation Agreement, Potlatch shall have the sole responsibility for all employment-related claims regarding Potlatch Employees, and Clearwater shall have the sole responsibility for all employment-related claims regarding Clearwater Employees, that exist, or come into existence, on or after the Distribution Date arising out of or relating to or resulting from their employment in the Retained Business or Pulp-Based Business, respectively.

10.11 Workers’ Compensation. The ownership and administration of workers compensation insurance shall be governed by Article VIII of the Separation Agreement.

ARTICLE XI

LABOR AGREEMENTS

The Parties agree that the Labor Agreements and the Liabilities thereunder shall, in each case, as applicable, be retained by, or, as applicable, assumed by, and assigned to, Clearwater.

ARTICLE XII

GENERAL PROVISIONS

12.1 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, the understanding and agreement being that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

12.2 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section to an “Article” shall mean Articles of the Separation Agreement, and, except as expressly set forth below, references in the material incorporated herein by reference shall be references to the Separation Agreement): Article IX (Expenses); Article X (Indemnification); Article XI (Dispute Resolution); and Article XII (Access to Information and Services).

12.3 Conflict. In the event of any conflict between the provisions of this Agreement and the Separation Agreement, any other Agreement between the Parties, or any Plan, then the provisions of this Agreement shall control.

12.4 Entire Agreement. This Agreement, the Separation Agreement, the Transition Services Agreement, and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

12.5 Choice of Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware.

12.6 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

12.7 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.9 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

12.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

12.11 No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement. No provision in this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Potlatch Employee, Clearwater Employee or other future, present or former employee of Potlatch or Clearwater under any Potlatch Plan or Clearwater Plan or otherwise. Furthermore, no provision in this Agreement is intended to, or shall, modify or amend any Potlatch Plan or Clearwater Plan. The foregoing shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other Person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to any Potlatch Plan or Clearwater Plan, unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the terms of such Potlatch Plan or Clearwater Plan. If a party who is not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to any Potlatch Plan or Clearwater Plan and such provision is construed by a Governmental Entity to constitute an amendment of such Plan despite not being explicitly designated as such in this Agreement, that provision shall retroactively lapse, thereby precluding it from having an amendatory effect.

12.12 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing, or (d) if sent by private courier when received; and shall be addressed as follows:

If to Potlatch, to:

Potlatch Corporation

601 W. First Avenue, Suite 1600

Spokane, WA 99201

Facsimile: (509) 835-1561

Attention: General Counsel

If to Clearwater, to:

Clearwater Paper Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

Facsimile: (509) 342-2570

Attention: General Counsel

or to such other address as such Party may indicate by a notice delivered to the other Party.

12.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

12.14 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, labor strikes, work stoppages as a result of labor unrest, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

12.15 No Public Announcement. Neither Potlatch nor Clearwater shall, without the approval of the other, make any press release or other public announcement concerning the actions (or inactions) contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law or the rules of any stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that; the foregoing shall not preclude communications or disclosures necessary: (a) to implement the provisions of this Agreement; (b) to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange; (c) to comply with a Labor Agreement and any requisite effects bargaining; or (d) to promote a smooth transition for the employees, including FAQs and other employee communications.

12.16 Termination. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Potlatch without the prior approval of any Person.

In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its authorized representative as of the date first above written.

POTLATCH CORPORATION, a Delaware corporation

By:	/s/ Michael J. Covey
Name: Michael J. Covey

CLEARWATER PAPER CORPORATION, a Delaware corporation

By:	/s/ Gordon L. Jones
Name: Gordon L. Jones

SCHEDULE 1.31

HEALTH AND WELFARE BENEFITS PLANS

Potlatch Forest Products Corporation Insured Health Benefits Plan

Potlatch Forest Products Corporation Health & Welfare Plan

HMO with Vision and Prescription Drug Benefits – Health Plan of Nevada

I

SCHEDULE 1.35

LABOR AGREEMENTS

Labor Agreement	Location	Represented Group	Expiration Date

Master Working Agreement between Potlatch Forest Products Corporation and Local Lodge W-364, Clearwater Unit, Lewiston, Idaho; and I.A.M.A.W. Woodworkers International Association of Machinists and Aerospace Workers	Idaho	Hourly employees at Lewiston Lumber Products	May 31, 2012

Working Agreement between Potlatch Forest Products Corporation and #4 Power Boiler Unit, Lewiston, Idaho and Woodworkers District Lodge W1, International Association of Machinists and Aerospace Workers, Local Lodge W-364	Idaho	Hourly employees at Lewiston Pulp & Paperboard Number 4 Power Boiler	May 31, 2012

Agreement by and between Potlatch Corporation, McGhee, Arkansas and the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, its affiliated Local No. 13-1532 and its affiliated Local No. 13-1533	Arkansas	Hourly employees at Arkansas Pulp & Paperboard	July 31, 2009

Agreement by and between Potlatch Forest Products Corporation, Lewiston, Idaho and Local Union No.73 of the International Brotherhood of Electrical Workers	Idaho	Hourly employees (electricians) at Idaho Pulp & Paperboard and Consumer Products	August 31, 2010

Agreement by and between Potlatch Forest Products Corporation and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union and its affiliated Local Union 608 and its affiliated Local Union 712	Idaho	Hourly employees (operations & maintenance) at Idaho Pulp & Paperboard and Consumer Products	August 31, 2010

II

SCHEDULE 3.2(c)(i)

ACTUARIAL ASSUMPTIONS

FOR DEFINED BENEFIT PLAN TERMINATION BASIS DETERMINATIONS

Assumptions	Description
Interest Rates (new rates published monthly)	As prescribed by 29 CFR 4044 Appendix B. Applicable month’s rates will apply (September 2008 rates are 6.24% for years 1-20 and 5.31% for years thereafter).

Healthy Mortality (new tables published annually)	As prescribed by 29 CFR 4044.53. 1994 GAM Basic mortality table (also known as US UP-94), projected by Scale AA to valuation year plus 10 years; sex distinct.

Social Security Disabled Mortality	As prescribed by 29 CFR 4044.53. Table 5 and 6 in 29 CFR 4044 Appendix A.

Non-Social Security Disabled Mortality	As prescribed by 29 CFR 4044.53. The lesser rates of the Healthy Mortality Table set forward three years or the Social Security Disabled Mortality Table.

Expected Retirement Age (XRA) – when participant left employment less than one year before valuation date (or was still employed) and the facility where the participant worked was closed less than one year before valuation date (or is in the process of being closed)	As prescribed by 29 CFR 4044.57. Earliest retirement age at valuation date.

Expected Retirement Age (XRA) – participant does not fall in category above

As prescribed by 29 CFR 4044.55 and 29 CFR 4044.56.

First – Determine which category (low, medium, high) participant is in depending on what year participant reaches unreduced retirement age (URA) and the amount of unreduced benefit per the latest version of Table I (Table I-08 for 2008) located in CFR 4044 Appendix D.

Second – Tables II-A, B, or C located in 29 CFR 4044 Appendix D are used for low, medium, and high categories, respectively, to determine XRA (cannot be earlier than age at valuation date). Must use extended tables if any age is outside of table range.

Benefit Form for participants not currently receiving benefits	As prescribed by 29 CFR 4044.51(a). Benefit payable in the absence of a valid election.

Loading Expenses

As prescribed by 29 CFR 4044 Appendix C.

$10,000, plus a percentage of the excess of the total value of liabilities over $200,000, plus $200 for each plan participant; the percentage is equal to 1%+[(P%-7.50%)/10], where P% is the interest rate for the first 20 years as prescribed by 29 CFR 4044 Appendix B, expressed as a percentage.

III

SCHEDULE 6.7

DEFERRED PAYMENT CONTRACTS AND SEVERANCE CONTRACTS

All Liabilities with respect to, and all responsibilities for administering, the deferred payment contracts and/or severance contracts for the following individuals shall be allocated between the Parties as indicated below.

Allocated to Potlatch

Deferred Payment Contracts

Grove	Rehm

Robison	Tate

Any other individual with a deferred payment contract not specifically allocated to Clearwater on this Schedule

Severance Contracts

Akerman	Bacon

Biazzo	Black

Brenner	Bullard

Cheek	Clark

Davis	Deward

Durand	Hanby

Hawley	Kosloski

Krantz	Martin

McAdoo	Nordholm

Norha	Page

Palkie	Powell

Robison	Rosenbaum

Smrekar	Warner

Any other individual with a severance contract not specifically allocated to Clearwater on this Schedule

Allocated to Clearwater

Deferred Payment Contracts

None

Severance Contracts

Beech	Collier

DeBorde	Fleshman

Morton	Saarela

IV

SCHEDULE 7.7(a)

THIRD PARTY ASO CONTRACTS/PROFESSIONAL SERVICES

Agreement Title	Date	Party	Counter-Party
Direct Client Administrative Services Agreement	7/1/05	Potlatch Forest Products Corporation	CONEXIS Benefits Administrators, LP

Professional Services Agreement	1/1/03	Potlatch Forest Products Corporation	Milliman, Inc.

Administrative Services Agreement	1/1/06	Potlatch Forest Products Corporation	Regence BlueShield of Idaho, Inc.

Administrative Services Agreement	4/1/03	Potlatch Forest Products Corporation	BlueAdvantage Administrators of Arkansas

Administrative Service Agreement	7/1/08	Potlatch Forest Products Corporation	Mercer HR Services

Professional Service Agreement	1/1/08	Potlatch Forest Products Corporation	AON

V

SCHEDULE 7.7(b)

GROUP INSURANCE POLICIES

Insured Health and Welfare Benefits

Basic Accidental Death & Dismemberment – Reliance Standard Insurance Company	Optional Accidental Death & Dismemberment – Reliance Standard Insurance Company

Business Travel Accident – Hartford Insurance Company	Basic Life – Reliance Standard Insurance Company

Optional Life – Reliance Standard Insurance Company	Dependents Life - Reliance Standard Insurance Company

Group Universal Life Insurance – Metropolitan Life Insurance Company (Salaried employees over $100,000)	Long Term Disability – Reliance Standard Life Insurance Company (Salaried employees and (Elwood, IL, non-bargaining unit employees))

Stop Loss Insurance – ING

Self-Insured Health and Welfare Benefits

Salaried Employees Medical PPO $300 Deductible – BlueAdvantage of Arkansas	Salaried Employees Medical PPO $600 Deductible – BlueAdvantage of Arkansas

Hourly Represented PPO $300 Deductible (includes dental and vision) - Regence BlueShield of Idaho (Lewiston, ID USW/IBEW bargaining unit employees)	Hourly Represented PPO $600 Deductible (includes dental and vision) - Regence BlueShield of Idaho (Lewiston, ID USW/IBEW bargaining unit employees)

Vision – VSP (Salaried employees and Elwood, IL, non-bargaining unit employees)	Salaried Dental – CIGNA

Hourly Dental – CIGNA (Cypress Bend, AR USW bargaining unit employees)	Hourly Dental – CIGNA (Elwood, IL, non-bargaining unit employees)

Short-term disability – Matrix (salaried employees)	Salaried and Hourly Prescription Drug – Express Scripts Incorporated (all employees and retirees)

Hourly Retirees New $300 Deductible Plan – USW/IBEW – BlueAdvantage of Arkansas	Hourly Retirees New $600 Deductible Plan – USW/IBEW – BlueAdvantage of Arkansas

Hourly Retirees $100 Deductible Plan – USW/IBEW – BlueAdvantage of Arkansas	Hourly Retirees $200 Deductible Plan – USW/IBEW – BlueAdvantage of Arkansas

Hourly Retirees $300 Deductible Plan – USW/IBEW – BlueAdvantage of Arkansas	Hourly Retirees Base Major Medical Plan with $25 Deductible – USW/IBEW – BlueAdvantage of Arkansas

Salaried Retirees Base Major Medical Plan with $50 Deductible – BlueAdvantage of Arkansas	Salaried Retirees $600 Deductible PPO Plan – BlueAdvantage of Arkansas

Medicare Premium Reimbursement Program – USW/IBEW Lewiston, ID

VI

Other Health and Welfare Benefits

Flexible Benefits Plan (includes before-tax premium, health care and dependent care) - Conexis

The Nelson Trust: Medical PPO, Prescription Drugs, Dental, Vision, Life and Accidental Death and Dismemberment, Short-term Disability

VII

SCHEDULE 8.3

FRINGE BENEFITS

Salaried Vacation Policy

Service Award Program

Tuition Refund Plan

Relocation Policies (includes separate policies for New Hires and Existing Employees)

VIII